DISTRIBUTION AGREEMENT

AGREEMENT made as of March 31, 2009 by and among The Lou Holland Trust (“Company”), having an office at 1 N. Wacker Drive, Suite 700, Chicago, Illinois 60606, Holland Capital Management LLC (the “Adviser”), having an office at 1 N. Wacker Drive, Suite 700, Chicago, Illinois 60606, and Foreside Distribution Services, L.P. (“Distributor”), having an office at 10 High Street, Boston, Massachusetts 02110.

WHEREAS, the Company is an open-end management investment company, organized as a Delaware business trust and registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, Distributor is registered as a broker-dealer with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, it is intended that Distributor act as the principal underwriter and distributor of the shares of beneficial interest (“Shares”) of each series of the Company, as listed on Schedule A, and such series as are hereafter created (all of the foregoing series individually referred to herein as a “Fund” and collectively as the “Funds”); and

WHEREAS, the Adviser’s obligations under this Agreement shall be expressly limited to those obligations set forth in Sections 1.7, 1.15, 1.16, 1.17, 4 and 8 herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Services Provided.

1.1       Distributor will act as agent of Company on behalf of each Fund for the distribution of the Shares covered by the registration statement of Company then in effect under the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act. As used in this Agreement, the term “registration statement” shall mean the registration statement of the Company and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term “Prospectus” shall mean the then-current form of Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto. The Company will notify Distributor in advance of any changes to Schedule A to this Agreement.

1.2       Distributor shall be the exclusive agent for the servicing of Shares of the Funds; provided, however, that the Company in its absolute discretion may issue Shares of the Funds otherwise than through Distributor in connection with: (i) the payment or reinvestment of dividends or distributions; (ii) any merger or consolidation of the Company or the Funds with any other investment company or trust or any personal holding company, or the acquisition of the assets of any such entity or another series of the Company; (iii) any offer of exchange authorized by the Board of the Company; (iv) any sales of Shares to Trustees and officers of the Company or to Distributor or such other persons identified in the Prospectus; or (v) the issuance of such Shares to a unit investment trust if such unit investment trust has elected to use Shares as an underlying investment.

1.3       Consistent with the understanding between the Funds and the Distributor, Distributor may solicit orders for the sale of the Shares and may undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Company understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Company. The Company further understands that shareholders and potential shareholders in the Company may invest in shares of such other investment companies. The Company agrees that Distributor’s obligations to other investment companies shall not be deemed in conflict with its obligations to the Company under this Section 1.3.

1.4       Consistent with the understanding between the Funds and the Distributor, and subject to the last sentence of this Section 1.4, Distributor may engage in such activities as it deems appropriate in connection with the promotion and sale of the Shares, including without limitation entering into dealer agreements and other selling agreements with broker-dealers and other intermediaries, as long as such forms of agreement have been approved by the Company; advertising; compensation of underwriters, dealers and sales personnel; the printing and mailing of Prospectuses to prospective shareholders other than current shareholders; and the printing and mailing of sales literature. Distributor shall have no obligation to make any payments to any third parties, whether as financing of commissions, sales concessions or similar payments; finder’s fees; compensation; or otherwise, unless: (i) Distributor has received a corresponding payment from the applicable Fund’s Distribution Plan (as defined in Section 2 of this Agreement), the Adviser, or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Company’s Board of Trustees (the “Board”).

1.5       Distributor shall not give any information or make any representation concerning the Funds other than those contained in the Prospectus, shareholder reports or supplementary materials specifically approved by the Company.

1.6       Consistent with the understanding between the Funds and the Distributor, Distributor shall provide sales material compliance review services to the Company. In connection with such services, Distributor will file sales material with FINRA and applicable states as required, and will address all regulatory comments.

1.7       Distributor agrees to register certain employees of the Adviser as registered representatives of Distributor consistent with the provisions of FINRA Rule 1031. Distributor retains the general rights and responsibilities associated with its employment of wholesalers and other personnel with day to day job responsibilities that are substantially dedicated to the activities (including wholesaling activities) to be performed on behalf of the Adviser and the Funds (collectively, the “Distributor-employed Distribution Services Personnel”). With respect to any individuals who are not employed by Distributor, but who are registered with Distributor on Form U-4 in order for such individuals (“non-Distributor-employed Distribution Services Personnel”, and together with the Distributor-employed Distribution Services Personnel (whether or not internal or external), collectively, the “Distribution Services Personnel”) to perform activities (including wholesaling activities) on behalf of the Adviser and the Funds, Distributor shall have the following rights exercisable at any time within its sole discretion: (i) to terminate the registration by filing Form U-5 or such other necessary and appropriate documents; (ii) to take disciplinary action, including, without limitation, making reports to regulatory bodies and authorities; (iii) to seek damages for actions taken or omissions of the non-Distributor-employed Distribution Services Personnel; (iv) to receive information (including, without limitation, reports and certifications) from the Adviser’s Code Compliance Officer and/or Chief Compliance Officer regarding the non-Distributor-employed Distribution Services Personnel’s compliance with the Adviser’s Code of Ethics; and (v) to receive periodic certification from the non-Distributor-employed Distribution Services Personnel regarding his or her compliance with the manuals and policies of Distributor. In addition, the Adviser shall provide the Distributor with, and the Distributor shall have the right to receive, copies of any reports, complaints, documents, inquiries or information relating to the performance of the non-Distributor-employed Distribution Services Personnel that would affect the non-Distributor-employed Distribution Services Personnel’s status of, or information on, his or her Form U-4 registration. Distributor represents and warrants that it will comply with all applicable federal and state laws and regulations, and FINRA regulations, in its supervision of Distribution Services Personnel.

1.8       In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, the Securities Act, the Exchange Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Exchange Act.

1.9       Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Company’s officers may instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales. Notwithstanding any other provision hereof, the Company may terminate, suspend, or withdraw the offering of the Shares of the Funds whenever, in its sole discretion, it deems such action to be desirable.

1.10     The Company agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified Shares for sale, and the Company agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Company may determine.

1.11     The Company shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor may reasonably request; and the Company warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Company shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds’ books and accounts prepared by the Company, and (b) from time to time such additional information regarding the Funds as the Distributor may reasonably request.

1.12     The Company represents and warrants to Distributor that: (a) all registration statements, and each Prospectus, filed by the Company with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder; (b) all Company-related advertisements or sales literature prepared by the Company or on behalf of the Company shall be prepared in conformity with requirements of applicable laws and regulations; (c) the registration statement, Prospectus and advertisement or sales literature shall contain all statements required to be stated therein in conformity with said Acts, laws and regulations and the rules and regulations of the Commission thereunder or other applicable regulatory authority, and all statements of fact contained in any such registration statement, Prospectus and advertisement or sales literature prepared by the Company or on behalf of the Company are true and correct in all material respects; (d) neither any registration statement nor any Prospectus nor any advertisement or sales literature includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares; (e) no portfolio securities transactions of the Funds, or commissions in connection therewith, shall be directed to any dealer by the Funds, the Adviser, or any of their respective affiliates, in connection with any fees that are not permitted by Rule 12b-1 under the 1940 Act (“Non-Rule 12b-1 Fees”) payable to any dealer; (f) each Fund or the Adviser has implemented policies and procedures required by Rule 12b-1(h)(2)(ii) under the 1940 Act and has determined that the criteria used to select broker-dealers that both execute Fund portfolio transactions and promote or sell the Shares is reasonable; and (g) each Fund’s Prospectus contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Shares as is necessary to comply with all laws, rules and regulations, including, without limitation, disclosure of all Non-Rule 12b-1 Fees as required by Rule 2830(l) of the FINRA Conduct Rules, as well as the nature and extent of the Non-Rule 12b-1 Fees, or such Non-Rule 12b-1 fees and charges will be in compliance with the rules and regulations of FINRA, including, without limitation, Rule 2830 of the FINRA Conduct Rules.

The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Company may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Company’s counsel, be necessary or advisable. If the Company shall not propose any amendment or amendments and/or supplement or supplements relating to changes determined to be material changes by Distributor’s legal counsel within 15 days after receipt by the Company of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement subject to the termination provisions of Section 6 herein. In such case, the Distributor will be held harmless from, and indemnified by the Company for, any liability or loss resulting from the failure to implement such amendment. In the event of dispute by the Company of the materiality of the requested amendment or amendments and/or supplement or supplements, Distributor’s right to terminate this Agreement and seek indemnification shall only attach upon a determination by independent legal counsel of materiality jointly agreed to by the Company and Distributor. The Distributor will not be responsible for the costs or fees of the independent legal counsel. The Company shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

1.13     The Company authorizes the Distributor and dealers to use the Prospectus in the form furnished by the Company from time to time in connection with the sale of the Shares.

1.14     The Distributor may utilize agents in its performance of its services and, with prior notice to the Company, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Company (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Company, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

1.15     The Adviser and Distributor hereby agree that Adviser is solely responsible for compensating, and shall compensate, the Distributor in full accordance with the provisions of this Agreement. The Adviser represents and warrants that: (i) the contractual advisory fees that the Adviser charges the Trust do not contain any component for the purpose of paying for fund distribution; and (ii) the Adviser has provided to the Board all such information as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated hereunder.

1.16     The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Distributor’s part in the performance of its obligations under this Agreement, from reckless disregard by the Distributor of its obligations under this

Agreement, or from the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Adviser and Distributor agree that Adviser is solely responsible for and shall indemnify, defend and hold harmless the Distributor, its officers, partners, employees, subsidiaries, affiliates, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act, (collectively, “Distributor Indemnitees”), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Claims”) which the Distributor Indemnitees may incur under the Securities Act, Exchange Act, 1940 Act or under common law, or otherwise, arising out of or based upon: (a) the Distributor acting as distributor of the Funds; (b) the Distributor or any subsidiary or affiliate of the Distributor acting as a member of the National Securities Clearing Corporation (or any successor or other entity performing similar functions) (“NSCC”) on behalf of the Company; (c) the Distributor or any subsidiary or affiliate of the Distributor entering into selling agreements, dealer agreements, participation agreements, NSCC Trust SERV or Networking agreements or similar agreements (collectively, “Dealer Agreements”) with financial intermediaries on behalf of the Company; (d) any of the following: (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Company-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; (e) the breach by the Company of any provision of this Agreement, including without limitation a breach by the Company of its obligations with respect to any Fund’s transfer agent as set forth in Section 1.20 of this Agreement, to the extent applicable; or (f) the electronic processing of orders over the internet at the Company’s request; provided, however, that the Adviser’s agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.16 shall not be construed to cover any Claims (A) pursuant to subsection (d) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its obligations under this Agreement or the Distributor’s reckless disregard of its obligations under this Agreement; or (C) arising out of or based upon the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall fully and promptly advise the Adviser in writing of all pertinent facts concerning such Claim, but failure to do so in good faith shall not affect the Adviser’s indemnification obligations under this Agreement except to the extent that the Adviser is materially prejudiced thereby. The Adviser will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Adviser and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Company’s part, the Distributor shall have the right to participate in the defense. In the event the Adviser elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Adviser does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Adviser, the Adviser will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.16. The Adviser’s indemnification agreement contained in this Section 1.16 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

1.17     The Distributor agrees to indemnify, defend and hold harmless the Company, its officers, trustees, directors, employees, and any person who controls the Company within the meaning of Section 15 of the Securities Act (collectively, “Company Indemnitees”), from and against any and all Claims which the Company Indemnitees may incur under the Securities Act, Exchange Act, 1940 Act, or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Company-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its obligations under this Agreement, or the Distributor’s reckless disregard of its obligations under this Agreement, or (c) the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.; provided, however, that the Distributor’s agreement to indemnify the Company Indemnitees pursuant to this Section 1.17 shall not be construed to cover any Claims (A) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Company in the performance of its obligations under this Agreement or the Company’s reckless disregard of its obligations under this Agreement; or (B) arising out of or based upon the Company’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Company Indemnitees may be entitled to indemnification hereunder, the Company shall fully and promptly advise the Distributor in writing of all pertinent facts concerning such Claim, but failure to do so in good faith shall not affect the Distributor’s indemnification obligations under this Agreement except to the extent that the Distributor is materially prejudiced thereby. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Company, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor’s part, the Company shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Company, the Adviser in such suit shall bear the fees and expenses of any additional counsel retained by any of the Company Indemnitees, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Company reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Company Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.17. The Distributor’s indemnification agreement contained in this Section 1.17 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company Indemnitees, and shall survive the delivery of any Shares.

1.18     No Shares shall be offered by either the Distributor or the Company under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Company if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of said Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Company written notice of such events, and (b) nothing contained in this Section 1.18 shall in any way restrict or have an application to or bearing upon the Company’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Company’s Prospectus, Agreement and Declaration of Trust, or By-laws.

1.19     The Company agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

(a)	of any request by the Commission for amendments to the registration statement or Prospectus then in effect;
(b)

in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Company of any regulatory proceeding for that purpose;

(c)

of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and

(d)	of any other event which could reasonably be expected to have a material adverse impact upon the offering of Shares or the Distributor’s provision of services under this Agreement.

For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

1.20     During any period for which a party other than Distributor or one of its affiliates acts as any Fund’s transfer agent (“Transfer Agent”), the following provisions shall apply:

(a)       The Company shall use its best efforts to ensure that the Transfer Agent complies with all requirements of law and all provisions of Dealer Agreements that are applicable to the Transfer Agent or the services provided by Transfer Agent, or that are within the control of the Transfer Agent, including without limitation laws and Dealer Agreement provisions with respect to: (i) providing shareholder account data to the dealer or other third parties; (ii) facilitating the transfer of Shares held directly with the Transfer Agent; (iii) indemnifying a dealer against claims to which the dealer may become subject insofar as any Claim arises out of or is based on any error or alleged error made in the calculation of any Fund’s net asset value per Share, to the extent that the Transfer Agent is responsible for such error or alleged error; (iv) providing to Distributor such information required by Distributor to facilitate payment of Rule 12b-1 fees to dealers in a timely and accurate manner; (v) transmitting purchase and redemption orders for Shares through the NSCC Fund/SERV system (“Fund/SERV”) or in certain circumstances through such other means; (vi) making payment for purchases and redemptions of Shares on the settlement date and as otherwise required by the dealer through Fund/SERV; (vii) notifying the dealer whenever an error is made in the calculation of any Fund’s net asset value; (viii) rejecting transactions in Shares originating in states or jurisdictions in which the Fund shares are not qualified for sale; and (ix) complying with applicable escheatment requirements.

(b)       The Company will use its best efforts to ensure that the Distributor receives at least quarterly (or more frequently to the extent required by law applicable to the Distributor) certifications of the Transfer Agent in a form reasonably acceptable to the Distributor with respect to the Funds’ compliance with anti-money laundering laws, sales caps, breakpoints, and such other certifications as Distributor shall reasonably request from time to time.

1.21     The Company will use its best efforts to ensure that any service provider to the Company and/or the Funds other than Distributor or one of its affiliates provides to Distributor such cooperation and information as the Distributor shall reasonably request from time to time, including, without limitation, information to facilitate the Distributor’s compliance with federal securities laws, as defined within Rule 38a-1(e)(1) under the 1940 Act.

1.22     NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS OR LOST OR DAMAGED DATA, EVEN IF SUCH

PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

2.	Fees; Distribution Plan.

2.1       Attached, if any, as Schedule B to this Agreement are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”). The Funds will deliver to Distributor promptly after any changes thereto updated copies of the Distribution Plan. Any new or updated Distribution Plan shall be deemed to amend Schedule B of this Agreement upon its delivery to Distributor by registered, return receipt mail, and shall become a part of this Agreement. For its services under this Agreement, the Distributor shall be compensated and reimbursed for its expenses as set forth on Schedules C and D to this Agreement. If the Funds have a Distribution Plan that permits and authorizes them to compensate and reimburse the Distributor and required Board approvals have been given, then the Funds shall be responsible for all such compensation and reimbursements or such portions of it as have been permitted and authorized under the Distribution Plan. It is contemplated by the Distributor that the Adviser shall compensate and reimburse the Distributor for its provision to the Funds of any distribution services for which the Funds are not authorized to compensate and reimburse the Distributor. The fees set forth on Schedules C and D are subject to change by Distributor upon 30 days advance notice.

2.2       In the event that the Distributor is requested or authorized by the Company or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by the Distributor to the Company or any Fund, the Company will, so long as the Distributor is not the subject of the investigation or proceeding in which the information is sought, pay the Distributor for its professional time (at its standard billing rates) and reimburse the Distributor for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

2.3       The Company represents and warrants to the Distributor that this Agreement has been duly authorized and adopted by the Board. The representations and warranties set forth in this Section will be of a continuing nature throughout the term of this Agreement and will apply to any amendment to, renewal of, or continuation of the Distribution Plan or this Agreement.

3.	Sale and Payment.

3.1       Distributor shall use its best efforts to promote the Funds and to solicit orders for the purchase of Shares. Distributor shall service Shares of the Funds as agent for the Company at prices determined as hereinafter provided and on the terms set forth herein, all according to applicable federal and state laws and regulations and the Declaration of Trust and By-Laws of the Trust. Distributor may service Shares of the Funds to or through qualified brokers, dealers or others and shall require each such person to conform to the provisions hereof, the Registration Statement, and applicable law. Neither Distributor nor any such person shall withhold the placing of purchase orders for Shares so as to make a profit thereby.

3.2       Distributor shall order Shares of the Funds from the Company only to the extent that it shall have received purchase orders therefor. Distributor will not make, or authorize any brokers, dealers, or others to make: (i) any short sales of Shares or (ii) any sales of Shares to any Trustee or officer of the Company, Distributor, or any corporation or association furnishing investment advisory, managerial, or supervisory services to the Company, or to any such corporation or association, unless such sales are made in accordance with the Prospectus.

3.3       All Shares of the Funds serviced under this Agreement shall be sold at the public offering price per Share in effect at the time of the sale as described in the Prospectus; provided, however, that any public offering price for the Shares shall be the net asset value per Share, as determined in the manner described in the Prospectus. At no time shall the Company receive less than the full net asset value of the Shares, determined in the manner set forth in the Prospectus.

3.4       Distributor as agent and for the account of the Company may repurchase Shares of the Funds offered for resale to it and redeem such Shares at their net asset value determined as set forth in the Prospectus.

4.	Term, Duration and Termination.

This Agreement shall become effective with respect to each Fund as of the date first written above (the “Effective Date”) (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue until March 31, 2010. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Board or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with 60 days’ prior written notice, by the Board, by vote of a majority of the outstanding voting securities of the Company, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as ascribed to such terms in the 1940 Act.)

Notwithstanding any other provision of this Agreement, the Company or the Distributor may immediately terminate this Agreement if it has cause to do so, which for these purposes is defined as being applicable if: (i) the other party materially breaches this Agreement and the breach is not remedied within 30 days after the party wishing to terminate gives the breaching party written notice of the breach; (ii) a final judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) the other party makes an assignment for the benefit of its creditors, files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.

Notwithstanding any other provision of this Agreement, this Agreement will terminate immediately and automatically in the event that the Distributor is no longer a member of FINRA, and the Company may terminate this Agreement immediately upon written notice in the event the Distributor’s FINRA membership is suspended.

Notwithstanding any other provision of this Agreement, any party may immediately terminate this Agreement in whole or in part if the provision of services having substantially the character, form and scope as those set forth hereunder becomes illegal or contrary to any applicable law, or with the service and payment model remaining substantially as reflected herein, a substantial risk that such a violation would occur would be incurred..

5.	Privacy.

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Company to the Distributor, or collected or retained by the Distributor to perform its obligations as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information acquired in the performance of its obligations under this Agreement other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. The Company represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

6.	Anti-Money Laundering Compliance.

6.1       Each of Distributor and the Company acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Company’s Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

6.2       The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the

Distributor with any dealer that is authorized to effect transactions in Shares of the Company.

6.3       Each of Distributor and the Company agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Company, the Company’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Company only. It is expressly understood and agreed that the Company and the Company’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

7.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, or by nationally recognized overnight courier, to the party required to be served with such notice at the following address: if to the Company, to it at The Lou Holland Trust, having an office at 1 N. Wacker Drive, Suite 700, Chicago, Illinois 60606, Attention: Chief Compliance Officer; and if to Distributor, to it at 10 High Street, Boston, Massachusetts 02110, Attention: Broker Dealer Chief Compliance Officer, with a copy to Foreside Distribution Services, L.P., 690 Taylor Road, Gahanna, Ohio 43230, Attn: President, or to such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

8.	Confidentiality.

During the term of this Agreement, the parties may have access to confidential information relating to such matters as another party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor, the Company or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to any party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by any party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to another party by a person not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to another party’s Confidential Information. Each party will protect the other parties’ Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use another party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose another party’s Confidential Information if (i) required by law, regulation or legal process or if requested by any federal, state or quasi-governmental agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the party owning the Confidential Information; provided that in the event of (i) or (ii) the disclosing party shall give the party owning the Confidential Information reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the party owning the Confidential Information (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by a party of any Confidential Information of another party, the disclosing party shall promptly: (i) notify the party owning the Confidential Information of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the party owning the Confidential Information of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

9.	Interpretation.

Nothing in this Agreement shall be deemed to require the Company to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

10.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to New York’s conflicts of laws principles, and the applicable provisions of the 1940 Act.

11.	Prior Agreements.

This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

12.	Amendments.

No amendment to this Agreement shall be valid unless made in writing and executed by all of the parties hereto.

*    *****

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

The Lou Holland Trust

By: /s/ Monica L. Walker

Name: Monica L. Walker

Title: President of the Trust

Holland Capital Management LLC

By: /s/ Monica L. Walker

Name: Monica L. Walker

Title:	President

Foreside Distribution Services, L.P.

By: /s/ Richard J. Berthy

Name: Richard J. Berthy

Title:	Vice President

SCHEDULE A

FUNDS

Lou Holland Growth Fund

SCHEDULE B

DISTRIBUTION PLAN

There is no Rule 12b-1 Plan as of the time this Distribution Agreement is being executed.

SCHEDULE C

COMPENSATION OF THE DISTRIBUTOR

1. BASIC DISTRIBUTION SERVICES. For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary Board meeting preparation, maintenance of selling agreements, including negotiation of up to ten non-standard selling agreements per annum, clearance of advertising and sales literature with regulators (up to 25 new* pieces (up to two pages per piece) per annum and up to 20 web pages per annum), ordinary supervisory services and overhead, the Distributor shall receive an annual fee of $42,000 (comprised of $36,000 per registrant and $6,000 per Fund) plus 25 basis points on assets, billed monthly.

2. SPECIAL DISTRIBUTION SERVICES. For special distribution services, including those set forth on Schedule D to this Agreement, such as filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives’ meeting examination requirements) and their related registrations and fees, additional personnel, registrations, additional clearance of advertising and sales literature with regulators (above the 25 new* pieces (up to two pages per piece) and 20 web pages per annum), selling agreement negotiation (above 10 non-standard per annum), printing and fulfillment, website services, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 above, the Distributor shall be entitled to the fees set forth in this Agreement, or, if not set forth in this Agreement, such fees as are mutually agreed to by the parties, and the Distributor shall be reimbursed promptly upon invoicing its fees and expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including FINRA costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and (d) amounts payable under additional agreements to which Distributor is a party.

3. SPECIAL CONDUIT SITUATIONS. If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker dealers, retirement plan administrators or others by the Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made to the Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others.

4. OTHER PAYMENTS BY THE DISTRIBUTOR. If the Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to this Agreement or otherwise arise in the ordinary course of

_________________________

* Previously reviewed pieces will be considered new if material revisions have been made, as determined by the Distributor in its sole discretion. Each quarterly fact sheet/annual report will be considered new the first time it is submitted.

business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

5. FEE ADJUSTMENTS. The fixed fees and other fees expressed as stated dollar amounts in this Schedule C and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter,” or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

6. FEES AND EXPENSES. Except as expressly set forth in this Agreement, out-of-pocket fees and expenses incurred by Distributor in the performance of its services under this Agreement are not included in the fees set forth in this Agreement. Such out-of-pocket fees and expenses may include, without limitation:

•	reasonable travel costs;
•	fees of auditors and accountants;
•

expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor and each individual comprising Wholesaling Personnel as a registered representative of the Distributor under applicable federal and state laws and rules of the FINRA, e.g., CRD fees and state fees;

•	sponsorships, promotions, sales incentives;
•	any and all compensation to be paid to a third party as paying agent for distribution activities (platform fees, finders fees, sub-TA fees, 12b-1 pass thru, commissions, etc.);
•	costs and expenses incurred for telephone service, photocopying and office supplies;
•	advertising costs;
•

costs for printing, paper stock and costs of other materials, electronic transmission, courier, talent utilized in sales materials (e.g. models), design output, photostats, photography, and illustrations;

•	packaging, shipping, postage, and photocopies;
•

taxes that are paid or payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder; and

•	amounts paid to the FINRA based on Distributor’s revenue and/or the number of Distributor’s registered representatives.

SCHEDULE D

SPECIAL DISTRIBUTION SERVICES AND FEES

1. Registration of Personnel:

Services include filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives’ meeting examination requirements) and their related registrations and fees.

Registration of Personnel Fees:

$2,500 per registration per year, plus out-of-pocket expenses.

An additional $2,500 per registration per year, plus out-of-pocket expenses, if any registered representatives’ securities transactions require FINRA Conduct Rule 3040 review.

$2,500 per Office of Supervisory Jurisdiction per year, above one (1).

$2,500 per branch office per year, above one (1).

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